AMENDED SCHEDULE A
to the
ETF Master Services Agreement
between
THOR Financial Technologies Trust
and
Ultimus Fund Solutions, LLC
dated June 2, 2022

Fund Portfolio(s)

THOR Equal Weight Low Volatility ETF
THOR Index Rotation ETF
THOR AdaptiveRisk Dynamic ETF

The parties duly executed this Amended Schedule A dated as of October 27, 2025.

	THOR Financial Technologies Trust		Ultimus Fund Solutions, LLC

By:		By:
Name:	Bradley Roth	Name:	Gary Tenkman
Title:	FOUNDER & CIO	Title:	Chief Executive Officer